BOK FINANCIAL CORPORATION

        NASDAQ: BOKF


        For Further Information Contact:        Danny M. Boyd
                                                Corporate Communications
                                                (918) 588-6348

                                                Jim Ulrich
                                                Investor Relations
                                                (918) 588-6135


             BOK FINANCIAL CORPORATION REPORTS RECORD 2002 EARNINGS
                Non-interest Revenue, Expansion Reinforce Growth

     TULSA, Okla. (Wednesday, Jan. 22, 2003)--A combination of solid loan and deposit growth, consistent increases in non-interest revenue and continued expansion in high-growth markets contributed to record earnings for BOK Financial Corporation in 2002.

     The Tulsa-based financial services company reported net income of $150.4 million, a 29 percent increase over 2001 and an extension of the consistent income growth experienced since the company's inception 12 years ago. For the fourth quarter, net earnings were $38.8 million, up 29 percent from the same period of 2001. Diluted earnings per share rose to $2.48 for the year, up 27 percent from the previous year. For the fourth quarter, diluted earnings per share rose 26 percent, to 63 cents. BOK Financial adopted a new accounting standard in 2002 that discontinued amortization of goodwill. If the standard had been effective during 2001, net income that year would have been $122.9 million, translating to a 22 percent increase in net income for 2002.

     "The company's performance in 2002 continues to validate our strategy of leveraging our market leadership in Oklahoma to expand in Texas and other high growth markets," said Stan Lybarger, the company's president and chief executive officer. "Our talented employees demonstrated once again the value of delivering nationally competitive products with community bank service."


Page 2-BOKF 2002 Earnings

     Total revenue for 2002 rose 18 percent over the previous year. Net interest revenue, fee and commission revenue and net gains on securities and derivatives all contributed to the revenue growth.

     Net interest revenue was up 12 percent for the year due to growth in earning assets. Despite a soft economy, total loans grew 10 percent and deposits grew 18 percent, contributing to the growth in net interest revenue. Fee and commission revenue also rose 12 percent. The increase in fee and commission revenue was led by year-over-year increases in service charges and fees on deposit accounts (32 percent), brokerage and trading revenue (24 percent) and transaction card revenue (20 percent). Checking account overdraft protection contributed to growth in revenue from service charges and fees on deposit accounts while higher trading volume was a key factor in higher revenue from brokerage and trading activities. The continued growth in debit card use and the addition of new financial institution clients contributed to the increase in transaction card revenue.

     "We again demonstrated the value of our fee revenue sources that supplied 41 percent of our combined net interest and fee revenue base, which remains ahead of our peer group," Lybarger said. "A diverse revenue base from products and services that generate fees and commissions continues to contribute to consistent income growth through economic cycles."

     Overall, BOK Financial recognized gains on derivatives and sales of securities of $65 million, up $38 million from 2001. Of the total gains, $26 million represented gains associated with the mortgage servicing rights (MSR) hedge program. The company maintains a portfolio of securities as an economic hedge of its MSR assets in addition to securities it holds for investment and liquidity purposes. The $26 million gain from the MSR hedging strategy partially offset the $46 million provision for impairment of MSR taken in 2002 as mortgage rates hit historic lows.

     "The importance of our hedging strategy is evident, and if rates rise as the economy strengthens, we expect mortgage servicing valuations to rise," Lybarger said.


Page 3-BOKF 2002 Earnings

     Net gains on the sale of other available-for-sale securities were $33 million compared to net gains of $18 million in 2001. BOK Financial followed its strategy of managing for total return during 2002. Mortgage-backed securities were sold to reduce the level of prepayment risk in the low interest rate environment.

     Operating expenses increased 15 percent to $426 million for the full year 2002. Excluding the provision for impairment and amortization of MSR, operating expenses were up only 4 percent. Both the impairment and amortization were extraordinarily high during 2002 as a result of record-high mortgage loan refinance activity. Data processing and communications expenses rose 18 percent for the year due to an increase in overall transaction volumes. Personnel expenses were up 12 percent for the year due to increased compensation rates and staffing and growth in incentive compensation.

     Total assets rose 9 percent to $12.2 billion. Loans grew to $6.9 billion during 2002. BOK Financial's Bank of Oklahoma subsidiary opened a Denver loan production office last January that posted $65 million in loans outstanding by year-end. The acquisition of Houston-based Bank of Tanglewood in October added $132 million to the loan portfolio. Overall, commercial loans grew 9 percent, commercial real estate loans 7 percent and residential mortgage loans 22 percent.

     "The acquisition of Bank of Tanglewood in Houston and the opening of our Denver loan production office contributed to growth in commercial lending in a soft economy," Lybarger said. "Our Denver office demonstrated once again the company's ability to leverage our strengths to target growth opportunities in neighboring states. We believe our position in middle market lending, private banking and trust services will continue to give us competitive advantages in growing markets."

     The quality of the loan portfolio continued to be evident. Nonperforming assets totaled $57 million or 0.84 percent of period-end loans at December 31, 2002 compared with $51 million or 0.83 percent of period end loans for the previous year end. The 2002 year-end allowance for loan losses was $116 million or 1.72 percent of period end loans and 233 percent of nonperforming loans. Net charge-offs to average loans declined to 0.33 percent for the year from 0.35 percent for the previous year.

Page 4-BOKF 2002 Earnings

     Total deposits grew 18 percent to $8.1 billion during 2002. The increase included a $604 million growth in interest-bearing transaction deposits and $447 million in time deposits. The growth in deposits enabled BOK Financial to reduce its borrowed funds by $198 million and funded asset growth.

     BOKF is a regional financial services company with total assets of $12.2 billion at Dec. 31, 2002. The company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing and an electronic funds transfer network. Holdings include Bank of Oklahoma, N.A., Bank of Texas, N.A., Bank of Albuquerque, N.A., Bank of Arkansas, N.A., the TransFund electronic funds network and broker/dealer BOSC, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information visit our web site at www.bokf.com.



     This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corp., the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words, and similar expressions are intended to identify such forward-looking statements. Management judgements relating to, and discussion of the provision and allowance for credit losses involve judgements as to future events and are inherently forward-looking statements. Assessments that BOKF's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events, based in part on information provided by others which BOKF has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expressed, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to, (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOKF relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships,
(4) demand for products and services, (5) the degree of competition by traditional and non-traditional competitors, (6) changes in banking regulations, tax laws, prices, levies, and assessments, (7) the impact of technological advances, and (8) trends in customer behavior as well as their ability to repay loans. BOK Financial Corp. and its affiliates undertake no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.